Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, $0.01 par value per share, of Barnes & Noble Education, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: June 12, 2024

TORO 18 HOLDINGS LLC

By:	/s/ Eric Singer
	Name:	Eric Singer
	Title:	President and CEO

IMMERSION CORPORATION

By:	/s/ Eric Singer
	Name:	Eric Singer
	Title:	President, CEO and Chairman

/s/ William C. Martin
WILLIAM C. MARTIN

/s/ Eric Singer
ERIC SINGER

/s/ Emily S. Hoffman

EMILY S. HOFFMAN

/s/ Elias Nader
ELIAS NADER